Exhibit 10.5

DIRECTOR’S CONTRACT

Between the undersigned

Søren Degn
Ved Lindelund 283
2605 Brøndby
CBR-no.:040469-0329

(subsequently called the Director)

and co-signatory

LiqTech A/S
Grusbakken 12
2820 Gentofte
CBR-no.: 21 50 36 49

(subsequently called the Company)

has today entered into the following director’s contract:

1.	COMMENCEMENT

1.1
The Director is employed in the Company as Finance Director/CFO. This employment agreement comes into force in the same month as the Company has a minimum of 1,500,000 USD injected into it, minus any additional costs, by an injection of capital from external investors. This is expected to occur in August 2011 at the latest. If the contract does not come into force by 20th August 2011 at the latest none of the parties are obligated to each other in accordance with this agreement.

2.	EMPLOYMENT AND AREA OF RESPONSIBILITY

2.1
The Director has, under observance of the legislation’s rules, a responsibility to the board of directors to perform normal tasks and those with responsibility, which can be expected by a CFO in a company of LiqTech’s size and scope.

2.2	The Director is to be registered with the Danish Business Authority.

3.	SALARY, BONUS, PENSION AND REGULATION OF SALARY

3.1
On commencing the position the Director’s annual pay constitutes kr. 1,020,000 annually corresponding to 85,000 kr. per month. 1/12 is to be paid monthly in arrears on the last banking day in the month. Due to the previous terms of employment the Director will up until 31.12.2011 send the company an invoice every month of 85,000 kr. including VAT from one of the director’s companies.

3.2
The Director receives a bonus from the companies’ EBIT in accordance with the Company’s official annual accounts for the first time after approval of the 2011 annual accounts according to the following model:

The Director is allocated warrants in the Company according to the following calculation model:

The company’s EBIT in accordance with the approved annual accounts * 0.15/ the average share price for 10 days before the publication of the profit = the number of warrants.

For example, EBIT = 2,212,000 USD * 0.15 = 331,800/3 (share price) = 110,600 warrants. 1/3 of the allocated warrants can be made use of immediately, 1/3 after 1 year and 1/3 after 2 years. The allocated warrants automatically expire 3 years after the allocation, if one is not made use of.

3.3
The company pays 10% of the monthly salary, cf. § 3.1 into a pension for the Director. The amount is paid into the pension fund chosen by the Director. The Director can in addition choose to take out a health insurance, and the Director can ask the company to pay the annual premium for this.

3.4	The Director’s fee is negotiated each year in January, for the first time in January 2013.

4.	OTHER BENEFITS

4.1	The company provides a broadband connection at the Director’s address and at the same time pays all installation and operating costs for this purpose.

4.2	The company provides a mobile telephone for the Director and pays the call charges.

4.3	The taxable consequences for the Director of the private availability of the abovementioned facilities are handled by the Company in accordance with applicable legislation.

4.4	The company provides a laptop for the Director.

5.	ILLNESS

5.1	Any illness the Director has is not to be considered to be a violation of this contract, and the Director is entitled to full pay whilst ill.

6.	TRAVEL AND ENTERTAINMENT EXPENSES

6.1
The Director’s travel expenses in connection with trips and entertainment expenses in the Company’s interest are refunded by the Company as per the account rendered or in accordance with the agreement.

7.	FURTHER TRAINING

7.1
The Director is entitled to appropriate further training relative to his position, which is paid for by the Company.  The Director plans his own further training and informs the board of directors’ chairman about this.

8.	HOLIDAY

8.1	Holiday is earned and taken in accordance with the rules in the Danish Holiday Act, however, 2½ days holiday are earned per month corresponding to 6 weeks annually.

The specific holiday supplement with reference to the Danish Holiday Act is paid at 1.5% and included at the same percentage rate when calculating holiday allowance on retirement. The Director is entitled to full pay whilst on holiday from the start date. The Director cannot be required to take a holiday in the notice period. This is regardless of the Director’s possible gardening leave.

8.2	The Director himself decides when his holidays are to be taken, taking into consideration the Company’s interests, and informs the chairman of the board of directors about this.

8.3	In the case of retirement the Director is entitled to 12.5 % holiday allowance. The holiday allowance is paid in cash on retirement together with the last salary payment.

9.	TERMINATION

9.1	The present director’s contract can be terminated by the Company with 24 months’ notice and by the Director with 12 months’ notice to the end of a month.

The Director is entitled to have at his disposal the § 4 abovementioned mobile telephone, PCs etc., regardless of gardening leave.

9.2
If the Director, within a period of 12 successive months, has been in receipt of a salary whilst ill for a total of 120 days (including Sundays and public holidays), termination can occur with 1 month’s notice for termination to a month’s end. Termination must occur in direct association to the expiry of the 120 sick days, and whilst you are still absent owing to illness.

9. 3
In the case of retirement the Director is obliged to return all material including copies as well as effects which belong to the Company and which are in the Director’s possession. This also applies to credit cards, keys etc. You cannot exercise right of retention to any of this material.

9.4	Moreover termination occurs according to the Danish Employers’ and Salaried Employees’ Act rules.

10.	DUTY OF PROFESSIONAL SECRECY

10.1
The Director has a duty of professional secrecy with regard to everything he discovers in connection with the carrying out of his work as director, unless it is a question of circumstances, which according to their nature must be brought to the attention of a third party. This duty of professional secrecy is also applicable after the Director’s retirement.

10.2	When the Director leaves his position – regardless of the reason – all material, which belongs to the company and which is in the Director’s possession, must be returned to the company.

11.	CONTRACT COPIES, CHOICE OF COURT ETC.

11.1
Any dispute between the Company and the Director on account of the established terms of employment in the present contract must be decided by the ordinary courts of first instance if the parties cannot reach agreement by negotiation/mediation.

11.2	The present contract has been drawn up in 2 identical signed copies, of which one remains with the Company, whilst the other is handed over to the Director.

*****

THE PARTIES’ SIGNATURES

Copenhagen, on 29th July 2011	Copenhagen, on 29th July 2011
/s/ Søren Degn	/s/ Lasse Andreassen /s/ Michael Sonneland
Søren Degn	For the Company